SEPARATION AND SETTLEMENT AGREEMENT

This Separation and Settlement Agreement (this “Agreement”) is effective as of December, 31, 2010 by and between C. Stephen Cochennet (“Employee”) and EnerJex Resources, Inc., a Nevada corporation (the “Company”) (hereinafter collectively “the parties”).

WHEREAS, Employee is employed by the Company as Chief Executive Officer, President, Secretary and Treasurer; and,

WHEREAS, the Company and Employee have entered into an Employment Agreement dated August 1, 2008 and further amended by written agreement (the “Employment Agreement”); and,

WHEREAS, the parties acknowledge it is in their individual and mutual best interests for Employee to resign as an officer and employee of the Company effective December 31, 2010 and to resign from the Company’s Board of Directors effective December 31, 2010; and

WHEREAS, the parties wish to define the terms and conditions of Employee’s separation from employment with the Company and the terms and conditions of the settlement of the Employment Agreement.

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1.           Separation.     Employee agrees to resign from, and thereby terminate, his employment with the Company effective December 31, 2010 (the “Separation Date”). On the Separation Date, Employee’s employment with the Company and all further compensation, remuneration, and eligibility of Employee under Company benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law.

2.           Resignation from Board of Directors.       Employee further agrees to resign from any position he may hold on the Company’s Board of Directors effective December 31, 2010.  Contemporaneous with the execution of this Agreement, Employee shall tender a letter of resignation effective December 31, 2010 and shall take no action to delay the effectiveness of the letter of resignation.

3.           Payment of Accrued but Unpaid Salary.     For the two-month period commencing on November 1, 2010 and through the Separation Date, the Company will pay to Employee a total of $16,666.67 in normal payroll installments, less legally mandated employment taxes, withholding taxes and such other deductions as may have been authorized by Employee.   Such payment shall be made on or before December 31, 2010.

4.           Severance Payments.  As and for severance and in consideration of the termination of Employee’s employment and termination of the Employment Agreement and for the releases contained herein, the Company shall pay to the Employee the sum of $50,000 in gross.  Such payment shall be deemed to include any and all sums that Employee is entitled to receive from the Company either as a matter of contractual obligation under the Employment Agreement or as may be required under the law and specifically includes payment for any unused vacation days.  The Company may report such payment on Form 1099, but is not required to pay employment taxes on such payment.  Such payment may be made pursuant to such schedule as Company may deem appropriate, however the entire amount shall be paid no later than December 31, 2010 and no interest shall accrue on such payment provided the same is paid on or before such date.

5. Termination of Employment Agreement, Issuance of Bonus and Salary Conversion Shares and Other Compensation.

(a)        the Employment Agreement by and between Employee and the Company shall terminate effective December 31, 2010. Further, the Non-Compete provisions of the Employment Agreement shall not be enforced against Employee; and

(b)        the Employee’s fiscal 2009 bonus, consisting of 75,000 shares of restricted common stock, shall be issued to Employee forthwith; and

(c)        the Company shall transfer title of the 2008 Infiniti M45 (the “Automobile”)  to Employee effective on or about December 31, 2010. Further, the Company shall pay all taxes, fees and expenses related to the transfer of the Automobile to Employee, and shall pay employment taxes based on the fair market value of the Automobile; and

(d)        the Company shall transfer to Employee, by lawful bill of sale or other lawful means, Employee’s present laptop computer and cellular telephone effective on or about December 31, 2010. Further, the Company shall pay all taxes, fees and expenses related to the transfer of such personal property to Employee, including provisions for Employee’s income taxes related to the transfer of such items of personal property; and

(e)        the Company shall indemnify and hold Employee harmless from any and all claims that may be asserted against Employee arising from Employee’s personal guarantee of the loan for the purchase of a certain 2008 Chevrolet Avalanche (the “Truck”), it being expressly understood that the Company shall be in all respects be responsible for all taxes, fees, costs and expenses related to the Truck.

6.           Transition Services.     Not Applicable.

7.           Revocation:     Not applicable.

8.            No Admissions; No Knowledge of Claim.     By entering into this Agreement, neither Company nor Employee in any way admits that it or Employee has treated the other unlawfully or wrongfully in any way. Neither this Agreement, nor the implementation thereof, shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by Company or Employee of any violation of, or failure to comply with, any rule, regulation or order or any Company policy or Code. Employee agrees that this section does not preclude introduction of this Agreement by Company to establish that all of Employee’s claims against Company and its subsidiaries relating to the subject matter hereof were settled, compromised and released according to the terms of this Agreement. Company agrees that this section does not preclude introduction of this Agreement by Employee to establish that all of Company’s claims against Employee relating to the subject matter hereof were settled, compromised and released according to the terms of this Agreement. Company agrees that as of the date of this Agreement, Company has not and does not intend to assert any claim against Employee in his capacity as director and officer and has no knowledge or knowledge of any facts that would reasonably be expected to result in a claim. Employee represents and warrants that, as of the date of this Agreement, there are no facts or circumstances which require Company to file any information required under Item 5.02(a) of Current Report on Form 8-K with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

9.           Cooperation, Non-Disparagement, and Indemnity.        Neither the Employee nor the officers or directors of the Company shall state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee, and the Company agrees to reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that he will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless given express permission to do so by the Company, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Additionally, for a period of one year following the Separation Date, Employee agrees to be bound by and follow the same standards and duty of loyalty to the Company as are required of the Company’s employees and officers, except that Employee may engage in other employment and related activities so long as such activities do not violate paragraph 8 of this Agreement. The Company agrees to indemnify Employee for liabilities and costs incurred by Employee by reason of his employment with the Company, on the same basis as it does in similar circumstances with other employees and officers.

10.         Confidentiality.       Employee agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (1) an attorney, accountant, or other advisor engaged by Employee to advise him; (2) the Internal Revenue Service or other governmental agency upon proper request and as required by law; and (3) his immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others. Nothing in this paragraph shall be construed to prohibit Employee from disclosing to potential employers the existence of Paragraph 9 of this Agreement.

11.         Return of Property.     Concurrently with the Separation Date, Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property not assigned to Employee under the terms of this Agreement and all copies thereof in Employee’s possession.

12.         Company’s Default in Payment.       If Company defaults in timely payment on the due date of any payment or amount due under this Agreement, Employee shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Company. Company shall have thirty (30) days after the receipt of such a notice of default to cure any payment default.

13.         Release of All Claims.

(a)        Release of Company by Employee. In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors, and assigns (“Released Parties”), from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Employee has ever had, now has, or may hereafter have against said Released Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of his signing this Agreement. This release of claims includes, without limitation of the generality of the foregoing, the Employment Agreement, any and all claims which are related to the Employment Agreement or Employee’s employment with the Company and his Separation from his officer position and his employment on December 31, 2010, and his resignation from the Company’s Board of Directors effective December 31, 2010; and any and all rights which Employee has or may have had under the following laws: Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991; the Employee Separation Income Security Act, 29 U.S.C. Section. 1001 et seq.; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; and all other federal, state, and local statutes, regulations or public policies, as well as the laws of contract, torts, and all other subjects; provided, however, that nothing herein shall be deemed to affect any rights of Employee under this Agreement or to any pension, employee welfare benefits, or restricted shares which were vested prior to the Separation Date; and provided further that nothing herein shall be deemed to affect any rights of Employee to indemnity for liabilities incurred for acts taken in good faith in the course and scope of employment with the Company which acts are otherwise covered under the terms and conditions of Directors and Officers liability insurance maintained by Company during the employment of Employee.

(b)        Release of Employee by Company.        The Company does hereby, on behalf of itself and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors and assigns, forever release, requite, and discharge the Employee and his heirs, administrators, executors, agents and assigns, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Company ever had, now has, or may hereafter have against Employee for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of Employee’s signing this Agreement; provided, however, that nothing herein shall be deemed to release or affect any rights of the Company pursuant to this Agreement.

14.         Complete and Absolute Defense.     This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

15.         Non-Admission.     It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

16.         Knowing and Voluntary Execution.        Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Employee further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

17.         Executed Counterparts.      This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

18.         Governing Law.     This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Kansas, except only to the extent preempted by federal law.

19.         Modification.         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.

20.         Assignability.        Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may assign this Agreement or any of its rights or obligations arising hereunder to any party, as part of a sale of its assets or other similar change of control provided that the assignee agrees to be legally bound by the terms of this Agreement.

21.         Entire Agreement.     This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

22.           Covenant Not To Sue.         Without limiting in any way the releases set forth above, each of the parties hereto hereby covenants and warrants that it will not sue or otherwise commence or prosecute, or cause to be commenced or prosecuted, any action or proceeding, civil, criminal, administrative, or otherwise, related in any way to any matter released by this Agreement.

23.           Costs.        Each party shall bear his/her or its attorney’s fees, cost and expenses incurred in connection with this Agreement.

24.           Attorneys’ Fees.       In the event of the bringing of any action, suit or proceeding by any party hereto against any other party hereto by reason of a breach of this Agreement or any portion thereof, then the prevailing party in such action or suit shall be entitled to have and recover all costs and expenses of suit, including reasonable attorneys’ fees, as well as all costs and expenses, including reasonable attorneys’ fees, incurred prior to the commencement of any action, suit or proceeding in connection with enforcing this Agreement.

25.           Titles.       The titles and subtitles in this Agreement are for the convenience of the reader only and are not to be considered in any construction of the Agreement.

26.           Gender.     As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others wherever and whenever the context or construction so dictates.

27.           Statement of Understanding:       By executing this Agreement, Employee acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (c) he has read this Agreement and fully understands its terms and their import; (d) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (e) the consideration provided for herein is good and valuable; and (f) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement in triplicate originals as of the 20th day of December, 2010 to be effective as of December 31, 2010.

EMPLOYEE:

/s/ C. Stephen Cochennet
C. Stephen Cochennet

COMPANY:
EnerJex Resources, Inc., a Nevada corporation

By:	/s/ Thomas Kmak	By:	/s/ Loren Moll
	Thomas Kmak, Director		Loren Moll, Director

By:	/s/ Darrel Palmer
Darrel Palmer, Director